Exhibit 1.1

SALES AGENCY AGREEMENT

This Sales Agency Agreement (this “Agreement”) is dated April 8, 2021, by and among SOUTHWEST GAS HOLDINGS, INC., a Delaware corporation (the “Company”), BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of Delaware (“BNYMCM”), and J.P. MORGAN SECURITIES LLC, a registered broker-dealer organized under the laws of Delaware (“JPM” and, together with BNYMCM, the “Sales Agents”).

BACKGROUND

A. The Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Common Shares (as defined below) with an aggregate Sales Price (as defined below) of up to $500,000,000 upon the terms and subject to the conditions contained in this Agreement, and in no event at a price per share less than $1.00.

B. The Sales Agents have been appointed by the Company as its agents to sell the Common Shares and, severally and not jointly, agree to use their commercially reasonable efforts, consistent with their normal trading and sales practices, to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained in this Agreement.

In consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Acceptance” has the meaning as set forth in Section 2.03(c).

“Actual Sold Amount” means the number of Common Shares that the Sales Agents have sold during the Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.24(b).

“Applicable Time” means the time of sale of any Common Shares sold pursuant to this Agreement.

“Authorized Officer” has the meaning set forth in Section 2.01(c).

“BHC Act Affiliate” has the meaning set forth in Section 9.15(c).

“BNYMCM” has the meaning set forth in the introductory paragraph of this Agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Comfort Letter Trigger Event” has the meaning set forth in Section 4.08.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (a) the date on which the Sales Agents shall have sold the Maximum Program Amount pursuant to this Agreement and (b) the date this Agreement is terminated pursuant to Article VII.

“Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Common Stock” shall mean the Company’s Common Stock, $1.00 par value per share.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Covered Entity” has the meaning set forth in Section 9.15(c).

“Default Right” has the meaning set forth in Section 9.15(c).

“DTC” means The Depository Trust Company.

“Earnings Announcement” has the meaning set forth in Section 2.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which the Sales Agents shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of the Sales Agents, which may be withheld in its sole discretion.

“Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any applicable state and federal environmental laws.

“HMT” has the meaning set forth in Section 3.24(c).

“Incorporated Documents” has the meaning set forth in Section 3.02.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring each Sales Agent to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the Common Shares as specified in such Issuance Notice and as confirmed through an Acceptance, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the number of Common Shares to be sold by the Sales Agents with respect to any Issuance.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to the Sales Agents delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“IT Systems” has the meaning set forth in Section 3.26.

“JPM” has the meaning set forth in the introductory paragraph of this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, earnings, assets, operations, properties, management, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the Company’s ability to consummate the transactions contemplated by, or to execute, deliver and perform its obligations under, this Agreement.

“Material Subsidiary” has the meaning set forth in Section 3.05.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $500,000,000.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 3.24(c).

“Officers’ Certificate Trigger Event” has the meaning set forth in Section 4.09(a).

“Opinion Trigger Event” has the meaning set forth in Section 4.07(a).

“Permitted Free Writing Prospectus” has the meaning set forth in Section 2.04.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Personal Data” has the meaning set forth in Section 3.26.

“Principal Market” means the NYSE.

“Prospectus” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

“Representation Date” has the meaning set forth in the introductory paragraph of Article III.

“Sales Agents” has the meaning set forth in the introductory paragraph of this Agreement.

“Sales Price” means the actual sale execution price of each Common Share sold by the Sales Agents on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Sanctioned Country” has the meaning set forth in Section 3.24(c).

“Sanctions” has the meaning set forth in Section 3.24(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Commission” means 1.0% of the Sales Price.

“Selling Period” means the period of one (1) to twenty (20) consecutive Trading Days (as determined by the Company in its sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof and confirmed through an Acceptance.

“Settlement Date” means the second (2nd) Trading Day following the sale of any Common Shares pursuant to this Agreement.

“Stand-Off Period” has the meaning set forth in Section 4.10.

“Subsidiary” has the meaning set forth in Section 3.05.

“Trading Day” means any day which is a trading day on the NYSE, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“UNSC” has the meaning set forth in Section 3.24(c).

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.15(c).

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE II

ISSUANCE AND SALE OF COMMON STOCK

Section 2.01 Issuance.

(a) Upon the terms and subject to the conditions of this Agreement, the Company may sell Common Shares through the Sales Agents and the Sales Agents shall use their commercially reasonable efforts, consistent with their normal trading and sales practices, to sell Common Shares, up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company, in its sole discretion, shall choose to deliver during the Commitment Period until the aggregate number of Common Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice and confirmation through an Acceptance, and unless the sale of the Common Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, each Sales Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, consistent with its normal trading and sales practices to sell such Common Shares up to the Issuance Amount specified in such Issuance Notice and as confirmed in an Acceptance, and otherwise in accordance with the terms of such Issuance Notice and related Acceptance. Each Sales Agent will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Common Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. The Sales Agents may sell Common Shares in the manner described in Section 2.01(b) herein. The Company acknowledges and agrees that (i) there can be no assurance that the Sales Agents will be successful in selling Common Shares and (ii) the Sales Agents will incur no liability or obligation to the Company or any other Person if it does not sell Common Shares for any reason other than a failure by such Sales Agent to use its commercially reasonable efforts, consistent with its normal trading and sales practices, consistent with its normal trading and sales practices to sell such Common Shares as required under this Section 2.01. In acting hereunder, the Sales Agents will be acting as agent for the Company and not as principal.

(b) Method of Offer and Sale. The Common Shares may be offered and sold by any method permitted by law and deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. The Common Shares may also be offered and sold to or through a market maker or in privately negotiated transactions, provided the parties hereto have so agreed in writing and if so provided in the “Plan of Distribution” section of the Prospectus or a further supplement to the Prospectus describing the terms of such negotiated transaction. Nothing in this Agreement shall be deemed to require either party to agree to the offering and sale of Common Shares to or through a market maker or in privately negotiated transactions and either party may withhold its consent thereto in its sole discretion.

(c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer, President, Chief Financial Officer, Vice President/Finance/Treasurer, Corporate Secretary, or Assistant Corporate Secretary of the Company (each, an “Authorized Officer”), to the Sales Agents. Each Sales Agent shall use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell pursuant to such Issuance not more than the Issuance Amount. Each sale of Common Shares will be settled on the applicable Settlement Date following such sale.

(d) Maximum Program Amount. The Company shall have responsibility for maintaining records with respect to the aggregate number and the aggregate Sales Price of Common Shares sold and for otherwise monitoring the availability of Common Shares for sale under the Registration Statement and for insuring that the aggregate number and aggregate Sales Price of Common Shares offered and sold does not exceed, and the price at which any Shares are offered or sold is not lower than, the aggregate number and aggregate Sales Price of Common Shares, i.e., the Maximum Program Amount, and the Floor Price authorized from time to time by the Board of Directors of the Company.

Section 2.02 Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (a) the Company shall deliver to the Sales Agents a certificate executed by the Secretary or Assistant Secretary of the Company, signing in such capacity, dated the date of the Closing (i) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Common Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (ii) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (b) the Company shall deliver to the Sales Agents a certificate executed by the Chief Executive Officer, the President, Chief Financial Officer, Treasurer or Vice-President of Finance of the Company and by the Controller, Director/Accounting or Chief Accounting Officer of the Company, signing in such capacity, dated the date of the Closing, confirming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and that the Company has performed in all material respects all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (c) Morrison & Foerster LLP, counsel to the Company, shall deliver to the Sales Agents an opinion and negative assurance letter, both dated the date of the Closing and addressed to the Sales Agents, substantially in the form of Exhibits B-1 and B-2 attached hereto; (d) Thomas E. Moran, Corporate Secretary/Legal Counsel of the Company, or other counsel selected by the Company and reasonably satisfactory to the Sales Agents, shall deliver to the Sales Agents an opinion, dated the date of the Closing and addressed to the Sales Agents, substantially in the form of Exhibit B-2 attached hereto; (e) Ballard Spahr LLP, counsel to the Sales Agents, shall deliver such opinion or opinions, dated as of the Closing as the Sales Agents may reasonably request; (f) PricewaterhouseCoopers LLP shall deliver to the Sales Agents a letter, dated the Closing Date, in form and substance reasonably satisfactory to the Sales Agents; and (g) the Company shall pay the expenses set forth in Section 9.02(b), (d) and (i) hereof by wire transfer to the account designated by the Sales Agents in writing prior to the Closing.

Section 2.03 Mechanics of Issuances.

(a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to a Sales Agent, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Sales Agents shall have no further obligations with respect to any Issuance Notice if and to the extent the number of Common Shares to be sold pursuant thereto, together with the aggregate number of the Common Shares previously sold under this Agreement shall exceed the Maximum Program Amount.

(b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or e-mail (and the Company either such notice by telephone (including voice-mail message)) by the Sales Agents to the individuals listed on Schedule 1 hereto. No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period and as set forth in Section 4.13.

(c) Acceptance of Issuance Notice. If the Sales Agent agrees to the terms of such Issuance Notice, then the Sales Agent shall promptly deliver to the Company by email a notice (each, an “Acceptance”) confirming the terms as set forth in such Issuance Notice or setting forth the modified terms for such proposed Issuance Notice as agreed by the Company and the Sales Agent, as the case may be, whereupon such Issuance Notice and related Acceptance shall become a binding agreement between the Company and the Sales Agent.

(d) Floor Price. The Sales Agent shall not sell Common Shares below the Floor Price during any Selling Period, as such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to the relevant Sales Agent and confirmation to the Company.

(e) Trading Guidelines. The Company hereby acknowledges and agrees that the Affiliates of each Sales Agent, subject to compliance with Regulation M under the Exchange Act, may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time such Sales Agent is acting as agent pursuant to this Agreement.

(f) Limitation. The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Common Shares by the Company shall be effected only by or through one Sales Agent on any Trading Day.

Section 2.04 Use of Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Sales Agents, until the termination of this Agreement, it has not made and will not make any offer relating to the Common Shares that would constitute an “issuer free writing prospectus” (as defined in Rule 433 under the Act) or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Act) other than any Permitted Free Writing Prospectus. Any such free writing prospectus relating to the Common Shares consented to by the Sales Agents is hereinafter referred to as a “Permitted Free Writing Prospectus”.

Section 2.05 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will cause EQ Shareowner Services, its transfer agent, to electronically transfer the Common Shares being sold by crediting the Sales Agent or its designee’s account at DTC through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and concurrently with the receipt of such Common Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, each Sales Agent will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Common Shares on a Settlement Date, the Company agrees that it will (a) hold each Sales Agent harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (b) pay to each Sales Agent any Selling Commission to which it would otherwise have been entitled absent such default. The individuals listed on Schedule 1 hereto shall be the contact persons for all matters related to the settlement of the transfer of Common Shares through the DWAC System for purposes of this Section 2.05.

Section 2.06 Material Non-Public Information. Notwithstanding any other provision of this Agreement, each Sales Agent shall not be obligated to sell any Common Shares hereunder during any period in which it reasonably believes that the Company is in possession of material non-public information. Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale, of any Common Shares pursuant to this Agreement and, by notice to each Sales Agent given by telephone (confirmed promptly by e-mail), shall cancel any instructions for the offer or sale of any Common Shares, (a) during any period in which the Company is in possession of material non-public information; and (b) at any time from and including the date on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.

Section 2.07 Exemption from Regulation M. If any Sales Agent reasonably believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act (applicable to “actively traded securities” as defined under Regulation M under the Exchange Act) are not satisfied with respect to the Company or the Common Shares, such Sales Agent shall promptly notify the Company of such belief and sales of Common Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the reasonable judgment of the parties. If, either immediately prior to delivery of an Issuance Notice or during a Selling Period, the Company reasonably believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Shares, it shall promptly notify each Sales Agent of such belief and sales of Common Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the reasonable judgment of both parties. Notwithstanding the foregoing, in the event the Company engages a Sales Agent for a sale of Common Shares in an transaction that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act or a “block” within the meaning of Rule 10b-18(a)(5) under the Exchange Act, the Company will provide such Sales Agent, at such Sales Agent’s request and upon reasonable advance notice to the Company, on or prior to the Settlement Date, the opinions of counsel, accountants’ letters and officers’ certificates pursuant to Sections 4.07, 4.08 and 4.09 hereof, each dated the Settlement Date, and such other documents and information as the Sales Agent shall reasonably request, and the Company and the Sales Agent will agree to compensation that is customary for the Sales Agent with respect to such transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, each Sales Agent that as of the Closing Date, as of each Issuance Date, as of each Settlement Date, and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus on or before a Representation Date:

Section 3.01 Registration. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol “SWX”, and, prior to the delivery of the first Issuance Notice, the Common Shares shall have been approved for listing on the Principal Market, subject to notice of issuance. The Company meets the requirements for the use of Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the transactions contemplated by this Agreement. On December 2, 2020, the Company filed with the Commission a registration statement on Form S-3 (File No. 333-251074) which registration statement became effective automatically upon filing pursuant to Rule 462(e) under the Securities Act for the registration under the Securities Act of the Common Shares and other securities of the Company and Southwest Gas Corporation, a wholly owned subsidiary of the Company. Except where the context otherwise requires, “Registration Statement,” as used herein, means the registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the Act, as such section applies to the Sales Agent, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the Act, to be part of the registration statement at the effective time. “Basic Prospectus” means the prospectus dated December 2, 2020 filed as part of the Registration Statement, including the documents incorporated by reference therein as of the date of such prospectus; “Prospectus Supplement” means the most recent prospectus supplement relating to the Common Shares, to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date of its first use in connection with a public offering or sale of Shares pursuant hereto (or such earlier time as may be required under the Act), in the form furnished by the Company to the Sales Agents in connection with the offering of the Common Shares; “Prospectus” means the Prospectus Supplement (and any additional prospectus supplement prepared in accordance with the provision of Section 4.01 of this Agreement and filed in accordance with the provisions of Rule 424(b)) together with the Basic Prospectus attached to or used with the Prospectus Supplement. Any reference herein to the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus shall, unless otherwise stated, be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents.

Section 3.02 Incorporated Documents. The Incorporated Documents, as of the date filed with the Commission under the Exchange Act, conformed and will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.03 Registration Statement; Prospectus. No stop order suspending the effectiveness of the Registration Statement has been issued and, to the knowledge of the Company, no proceeding for that purpose or pursuant to Section 8A under the Securities Act has been initiated or threatened by the Commission. The Registration Statement, as of its most recent effective date, conformed or will conform in all material respects to the requirements of the Securities Act, and the rules and regulations of the Commission thereunder and, as of its most recent effective date, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of its date and as of the date of any other amendment or supplement thereto, conforms or will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission thereunder, and as of the date of any other amendment or supplement thereto and as of each Applicable Time, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 3.03 shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by each Sales Agent expressly for use in the Prospectus.

Section 3.04 Changes. Neither the Company, nor any Material Subsidiary has sustained since the date of the latest audited financial statements included or incorporated by reference in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, (a) neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company and its Subsidiaries, and (b) there has not been any change in the capital stock, except for issuances of capital stock pursuant to the Company’s dividend reinvestment program, employee or director stock option or benefit plans, stock purchase or ownership plan or dividend reinvestment plan, or warrants, options or other rights described in the Prospectus, or long-term debt, other than the repayment of current maturities of long-term debt, of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated by the Prospectus.

Section 3.05 Organizational Matters. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement and the Prospectus; the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Material Subsidiary of the Company has been duly incorporated or formed, as applicable, and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. As used in this Agreement, the term “Subsidiary” means any Person (other than a natural person), at least a majority of the outstanding Voting Stock of which is owned by the Company, by one or more Subsidiaries or by the Company and one or more Subsidiaries. As used in this Agreement, the term “Material Subsidiary” means each Subsidiary of the Company set forth on Exhibit 21 to the Company’s most recent annual report on Form 10-K filed prior to or during the term of this Agreement. Except as disclosed on Schedule 2, as of the date of this Agreement, no Subsidiary of the Company considered in the aggregate, constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

Section 3.06 Authorization; Enforceability. The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions to be performed by it contemplated by, this Agreement. No other corporate proceeding on the part of the Company is necessary, and no consent of any stockholder (except as has been obtained prior to the execution of this Agreement) in its capacity as such of the Company is required, for the valid execution and delivery by the Company of this Agreement, and the performance and consummation by the Company of the transactions contemplated by this Agreement to be performed by the Company. The Company has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and by limitations imposed by law and public policy on indemnification or exculpation.

Section 3.07 Capitalization.

(a) The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued and outstanding shares of Common Stock of the Company have been duly authorized and issued and are fully paid and non-assessable; none of the outstanding shares of Common Stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company; all of the issued shares of capital stock of each Material Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable; and all shares of Common Stock or other equity interests of each Material Subsidiary (other than directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of any liens, encumbrances or security interests, except as described in the Registration Statement and the Prospectus. The Common Stock has been duly authorized by all necessary corporate action on the part of the Company, and when issued and delivered against payment therefor as provided in this Agreement, the Common Shares will be validly issued, fully paid and nonassessable, will not be subject to any preemptive or similar rights and will be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever. The Common Shares conform to the description contained in the Prospectus under the caption “Description of Common Stock”.

(b) Except as set forth in the Prospectus, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock of the Company or any other securities of the Company of any kind binding on the Company (except pursuant to dividend reinvestment, stock purchase or ownership, stock option, director or employee benefit plans ) and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares as described in this Agreement. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, options prior to, or otherwise coordinating the grant of options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(c) Except as set forth in the Prospectus, there are no restrictions upon the voting or transfer of any shares of the Company’s Common Stock pursuant to the Company’s Certificate of Incorporation or bylaws. There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its Common Stock. No Person has the right, contractual or otherwise, to cause the Company to issue to it, or to register pursuant to the Securities Act, any shares of capital stock or other securities of the Company upon the filing of the Registration Statement or the issuance or sale of the Common Shares hereunder.

Section 3.08 No Conflicts.

(a) Neither the Company nor any of its Material Subsidiaries is: (i) in breach or violation of any of the terms or provisions of, or constitute a default under, or result in the imposition of a lien or security interest under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary is bound or to which any of the property or assets used in the conduct of the business of the Company or any Material Subsidiary is subject, (ii) in violation of the provisions of the Certificate of Incorporation, as applicable, or the bylaws of the Company or the organizational documents of any Material Subsidiary, or (iii) in any violation of any applicable statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any Material Subsidiary or any of their properties (except in the case (i) and (iii) above for conflicts, breaches, violations, defaults, liens or security interests that would not have a Material Adverse Effect).

(b) The execution and delivery by the Company of, and the performance by each of its obligations under, this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the imposition of a lien or security interest under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary is bound or to which any of the property or assets used in the conduct of the business of the Company or any Material Subsidiary is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation, as applicable, or the bylaws of the Company or the organizational documents of any Material Subsidiary, or (iii) result in any violation of any applicable statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any Material Subsidiary or any of their properties (except in the case (i) and (iii) above for conflicts, breaches, violations, defaults, liens or security interests that would not have a Material Adverse Effect).

(c) No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the performance by the Company of its obligations under this Agreement, except (i) such as have been, or will have been prior to the Closing Date, obtained under the Securities Act, and (ii) for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or blue sky laws, as the case may be, and except in any case where the failure to obtain such consent, approval, authorization, order, registration or qualification would not have a Material Adverse Effect.

Section 3.09 Legal Proceedings. Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 3.10 [Intentionally Omitted].

Section 3.11 Permits. Each of the Company and the Material Subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities (collectively, the “permits”) as are necessary to own its respective properties and to conduct its business in the manner described in the Prospectus, except where the failure to obtain such permits would not reasonably be expected to have a Material Adverse Effect; to the best knowledge of the Company after due inquiry, each of the Company and the Material Subsidiaries has fulfilled and performed all its material obligations with respect to such permits, except where the failure to fulfill or perform any such obligation would not reasonably be expected to have a Material Adverse Effect; and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any material permits or would result in any other material impairment of the rights of the holder of any such material permits, subject in each case to such qualifications as may be set forth in the Prospectus.

Section 3.12 Investment Company. The Company is not, and after giving effect to the offering and sale of the Common Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.13 Financial Condition; No Adverse Changes.

(a) The financial statements, together with related schedules and notes, included or incorporated by reference in the Registration Statement and the Prospectus, present fairly, in all material respects, the consolidated financial position, results of operations and changes in financial position of the Company, as applicable, and the Subsidiaries on the basis stated in the Registration Statement and the Prospectus at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, subject to normal year-end adjustments, except as disclosed therein; and the other financial and statistical information and data included or incorporated by reference in the Registration Statement and the Prospectus are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company, as applicable, and the Subsidiaries. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement or the Prospectus under the Securities Act.

(b) The Company and its Subsidiaries maintain systems of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) material information relating to the Company and its Subsidiaries is made known to the Company by its officers and employees. The Company’s internal control over financial reporting was effective as of December 31, 2020, and the Company is not aware of any material weaknesses therein. Since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(c) The accountants who have audited the financial statements of the Company that are incorporated by reference in the Registration Statement and the Prospectus and who have audited the Company’s internal control over financial reporting are independent registered public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder and the Public Company Accounting Oversight Board.

(d) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act), which, as maintained by the Company, were effective as of December 31, 2020.

Section 3.14 Use of Proceeds. The Company will use the net proceeds from the offering of Common Shares in the manner specified in the Prospectus under “Use of Proceeds.”

Section 3.15 Property.

(a) Other than as set forth in the Prospectus, the Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries and (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Other than as set forth in the Prospectus, the Company and its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others. The Company and its Subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) Other than as set forth in the Prospectus, (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable state and federal environmental laws, (ii) the Company and its Subsidiaries have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under all applicable state and federal environmental laws to conduct their respective businesses, (iii) the Company and its Subsidiaries have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any applicable state and federal environmental laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (iv) the Company and its Subsidiaries are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any applicable state and federal environmental laws at any location, (v) the Company and its Subsidiaries are not a party to any order, decree or agreement that imposes any obligation or liability under any applicable state and federal environmental laws, and (vi) no event or condition has occurred that is reasonably likely to interfere in any material respect with the compliance by the Company and its Subsidiaries with any environmental law or that is reasonably likely to give rise to any liability under any environmental law, except in each case of (i) through (vi) above that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b) There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by, relating to or caused by the Company or any of its Subsidiaries (or, to the knowledge of the Company and its Subsidiaries, any other entity for whose acts or omissions the Company or any of its subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company or any of its subsidiaries, or at, on, under or from any other property or facility, in violation of any applicable state and federal environmental laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any applicable state and federal environmental laws, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.17 eXtensible Business Reporting Language. The Company’s disclosure controls and procedures provide reasonable assurance that the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus is prepared in accordance with the Commission’s rules and guidelines applicable thereto. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

Section 3.18 Insurance. Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent.

Section 3.19 Officer’s Certificate. Any certificate delivered to the Sales Agents or to counsel for the Sales Agents in connection with an Issuance shall be deemed a representation and warranty by the Company to the Sales Agents as to the matters covered thereby on the date of such certificate.

Section 3.20 Finder’s Fees. The Company has not incurred (directly or indirectly) nor will either incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.21 Actively Traded Security. Except under circumstances where the Company has provided the Sales Agents with notice that it reasonably believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Shares (in which case any sales of Common Shares under this Agreement shall be suspended in the manner provided for in Section 2.07 of this Agreement), the Common Stock is an “actively traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

Section 3.22 Taxes. The Company and its Subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed; and, other than as set forth in the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.23 Labor Matters No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of the Company’s or its Subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

Section 3.24 Financial Matters

(a) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its Subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its directors, officers, or employees, agents, affiliates or other persons associated with or acting on behalf of the Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company, any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as agent, underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

Section 3.25 Sarbanes-Oxley. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 3.26 Cybersecurity; Data Protection. The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

ARTICLE IV

COVENANTS

The Company covenants and agrees during the term of this Agreement with the Sales Agents as follows:

Section 4.01 Registration Statement and Prospectus. (a) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (i) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (ii) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus, provided that the Company will give prior notice in writing or by telephone to the Sales Agents of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report) after the date of delivery of an Issuance Notice and prior to the related Settlement Dates that is reasonably disapproved by the Sales Agents promptly after reasonable notice thereof; (b) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (i) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (ii) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus) at any time prior to having afforded the Sales Agents a reasonable opportunity to review and comment thereon; (c) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise the Sales Agents, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus (including, without limitation, any Incorporated Documents); (d) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal and (e) to promptly advise the Sales Agents in writing or by telephone (promptly followed by e-mail or facsimile) of the issuance of any authorization relating to the authority of the Company to issue and sell Common Stock in addition to the authorizations referred to in Section 3.08 of this Agreement or any expirations thereof.

Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Common Shares to be listed on the Principal Market and promptly from time to time to take such action as the Sales Agents may reasonably request to cooperate with the Sales Agents in the qualification of the Common Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as the Sales Agents may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Common Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.

Section 4.03 Copies of Registration Statement and Prospectus. To furnish the Sales Agents with copies (which may be electronic copies) of the Registration Statement and each amendment thereto (other than an amendment by means of any document incorporated or deemed to be incorporated therein by reference and which is available on the Commission’s EDGAR system), and with copies of the Prospectus and each amendment or supplement thereto (other than an amendment by means of any document incorporated or deemed to be incorporated therein by reference and which is available on the Commission’s EDGAR system), both in such quantities as the Sales Agents may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Sales Agents and request the Sales Agents to suspend offers to sell Common Shares (and, if so notified, the Sales Agents shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise the Sales Agents promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period a Sales Agent is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.

Section 4.04 Rule 158. To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and the Subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 under the Securities Act).

Section 4.05 Information. Except where such reports, communications, financial statements or other information are available on the Commission’s EDGAR system, to furnish to each Sales Agent (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to stockholders and filed with the Commission pursuant to the Exchange Act, and deliver to each Sales Agent (in paper or electronic format) (a) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (b) such additional publicly available information concerning the business and financial condition of the Company as the Sales Agents may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission).

Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (a) an affirmation to the Sales Agents that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date (where any representations and warranties that are qualified by materiality or otherwise shall be true and correct subject to the same extent of such qualifications), and (b) an undertaking that the Company will advise the Sales Agents if any of such representations and warranties will not be true and correct in all material respects as of the Settlement Date for the Common Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares).

Section 4.07 Opinions of Counsel.

(a) That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares, or (y) a Current Report on Form 8-K unless such Current Report on Form 8-K contains capsule financial information, historical or pro forma financial statements, supporting schedules or other financial data, including any Current Report on Form 8-K or part thereof under Item 2.02 of Regulation S-K of the Commission that is considered “filed” under the Exchange Act), including by the filing of any Incorporated Document, or at any time the Sales Agents may reasonably request (each such amendment, supplement or request, an “Opinion Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Opinion Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Common Shares is required to be delivered by the Sales Agents under the Securities Act, such time shall be no later than one (1) Trading Day after each Opinion Trigger Event that occurs during such period; and provided that in any case delivery shall be a condition to the delivery of an Issuance Notice) furnish forthwith to the Sales Agents a written opinion or negative assurance letter of Morrison & Foerster LLP, counsel for the Company, and Thomas E. Moran, Corporate Secretary/Legal Counsel of the Company, or other counsel selected by the Company and reasonably satisfactory to the Sales Agents, in each case dated the date of delivery and in form reasonably satisfactory to the Sales Agents, (i) if such counsel has previously furnished an opinion or negative assurance letter to the effect set forth in Exhibit B-1 or B-2 hereto (as applicable), to the effect that the Sales Agents may rely on such previously furnished opinion of such counsel to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B-1 or B-2 hereto (as applicable), of the same tenor as such opinion of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.

(b) Notwithstanding the foregoing, the Company may upon written notice to the Sales Agents elect to, in lieu of furnishing to the Sales Agents such written opinions contemplated by Section 4.07(a) at the times specified in Section 4.07(a), furnish or cause to be furnished to the Sales Agents such written opinions on each Issuance Date, dated such Issuance Date. Such written opinions shall satisfy the requirements of this Section 4.07 for the period from the date of such written opinions until the Registration Statement or the Prospectus is next amended or supplemented (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by a Current Report on Form 8-K unless such Current Report on Form 8-K contains capsule financial information, historical or pro forma financial statements, supporting schedules or other financial data, including any Current Report on Form 8-K or part thereof under Item 2.02 of Regulation S-K of the Commission that is considered “filed” under the Exchange Act), including by the filing of any Incorporated Document, or at any time the Sales Agents may reasonably request, upon which amendment, supplement or request, the Company shall furnish such written opinions contemplated by Section 4.07(a) as soon as practicable after such amendment, supplement or request, each dated the date of such amendment, supplement or request, as the case may be.

Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares, or (y) a Current Report on Form 8-K unless such Current Report on Form 8-K contains capsule financial information, historical or pro forma financial statements, supporting schedules or other financial data, including any Current Report on Form 8-K or part thereof under Item 2.02 of Regulation S-K of the Commission that is considered “filed” under the Exchange Act), including by the filing of any Incorporated Document, or at any time the Sales Agents may reasonably request (each such amendment, supplement or request, a “Comfort Letter Trigger Event”), the Company shall, at any time selected by the Company on or following the date of such Comfort Letter Trigger Event, but on or prior to the first Issuance Date following such Comfort Letter Trigger Event, and as a condition to delivering an Issuance Notice, cause its independent certified public accountants who have audited the financial statements of the Company included or incorporated by reference in the Registration Statement to furnish to the Sales Agents a letter, dated the date of delivery, in form reasonably satisfactory to the Sales Agents, of the same tenor as the letter referred to in Section 5.01(g) hereof but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five (5) business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) hereof that was last furnished to the Sales Agents. A comfort letter delivered in accordance with this Section 4.08 shall satisfy the requirements of this section for the period from the date of such comfort letter until the next Comfort Letter Trigger Event upon which the Company shall cause its independent certified public accountants to furnish a new comfort letter as contemplated by this Section 4.08.

Section 4.09 Officers Certificate.

(a) That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares or (y) a Current Report on Form 8-K unless such Current Report on Form 8-K contains capsule financial information, historical or pro forma financial statements, supporting schedules or other financial data, including any Current Report on Form 8-K or part thereof under Item 2.02 of Regulation S-K of the Commission that is considered “filed” under the Exchange Act), including by the filing of any Incorporated Document, or at any time the Sales Agents may reasonably request (each such amendment, supplement or request, an “Officers’ Certificate Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Officers’ Certificate Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Common Shares is required to be delivered by the Sales Agents under the Securities Act, such time shall be no later than one (1) Trading Day after each Officers’ Certificate Trigger Event that occurs during such period; and provided that in any case delivery shall be a condition to the delivery of an Issuance Notice) furnish forthwith to the Sales Agents a certificate, dated the date of delivery, in such form and executed by such officers of the Company as is reasonably satisfactory to the Sales Agents, of the same tenor as the certificate referred to in Section 2.02(a-b) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date.

(b) Notwithstanding the foregoing, the Company may upon written notice to the Sales Agents elect to, in lieu of furnishing to the Sales Agents such certificates contemplated by Section 4.09(a) at the times specified in Section 4.09(a), furnish or cause to be furnished to the Sales Agents such certificate on each Issuance Date, dated such Issuance Date; provided that such certificate shall satisfy the requirements of this Section 4.09 for the period from the date of such certificate until the Registration Statement or the Prospectus is next amended or supplemented (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by a Current Report on Form 8-K unless such Current Report on Form 8-K contains capsule financial information, historical or pro forma financial statements, supporting schedules or other financial data, including any Current Report on Form 8-K or part thereof under Item 2.02 of Regulation S-K of the Commission that is considered “filed” under the Exchange Act), including by the filing of any Incorporated Document, or at any time the Sales Agents may reasonably request, upon which amendment, supplement or request, the Company shall furnish such certificate contemplated by Section 4.09(a) as soon as practicable after such amendment, supplement or request, dated the date of such amendment, supplement or request, as the case may be.

Section 4.10 Stand Off Agreement. Without the written consent of the Sales Agents, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to the Sales Agents hereunder and ending on the first (1st) Trading Day immediately following the last Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice (the “Stand-Off Period”); provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise or vesting of options or other equity awards pursuant to any employee or director stock option, incentive or benefit plan, stock purchase or ownership plan (whether currently existing or adopted hereafter) or dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in a stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings, and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons.

Section 4.11 Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) during the Stand-Off Period, sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than the Sales Agents.

Section 4.12 Due Diligence. The Company shall reasonably cooperate with any reasonable due diligence review requested by any Sales Agent or its counsel from time to time in connection with the transactions contemplated hereby, including, without limitation, (a) at the commencement of each intended Issuance Date or Settlement Date, providing information and making available appropriate documents and appropriate corporate officers of the Company and, upon reasonable request, representatives of PricewaterhouseCoopers LLP (and, if the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus shall include or incorporate by reference the financial statements of any entity or business (other than the consolidated financial statements of the Company and its subsidiaries), representatives of the independent public accountants that audited or reviewed such financial statements) for an update on diligence matters with representatives of the Sales Agents and (b) at each date documents are delivered pursuant to Sections 4.07, 4.08 and 4.09 and otherwise as the Sales Agent may reasonably request, providing information and making available documents and appropriate corporate officers of the Company and representatives of PricewaterhouseCoopers LLP (and, if the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus shall include or incorporate by reference the financial statements of any entity or business (other than the consolidated financial statements of the Company and its subsidiaries), representatives of the independent public accountants that audited or reviewed such financial statements) for one or more due diligence sessions with representatives of the Sales Agents and their counsel.

ARTICLE V

CONDITIONS TO DELIVERY OF ISSUANCE

NOTICES AND TO SETTLEMENT

Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of the Sales Agents to Sell Common Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of the Sales Agents to sell Common Shares during the applicable Selling Period(s) is subject to the satisfaction, on the applicable Settlement Date(s), of each of the following conditions:

(a) Effective Registration Statement and Authorizations. The Registration Statement shall remain effective, and sales of Common Shares may be made by the Sales Agents thereunder and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose or pursuant to Section 8A under the Securities Act shall have been initiated or threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission with respect to the Registration Statement or the Prospectus shall have been complied with to the reasonable satisfaction of the Sales Agents; and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03. The authorizations referred to in Section 3.08 of this Agreement are in full force and effect, to the knowledge of the Company, are not the subject of any pending application for rehearing or petition for modification and are sufficient to authorize the issuance and sale of the Common Shares.

(b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of each Representation Date (including such Issuance Date and Settlement Date), as though made at such time, except as may be disclosed in the Prospectus on or before the applicable Representation Date.

(c) Performance by the Company. The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) Material Adverse Changes. Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(f) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including without limitation the Common Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Shares (including without limitation the Common Shares) shall have been approved for listing or quotation on (subject only to notice of issuance) and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) if trading generally on the NYSE has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by the NYSE or by order of the Commission, the Financial Industry Regulatory Authority or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the reasonable judgment of the Sales Agents makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.

(g) Comfort Letter. On the Closing Date, PricewaterhouseCoopers LLP shall have furnished to the Sales Agents a letter of the sort contemplated by Section 2.02(f) hereof, dated the Closing Date, to the effect required by Section 2.02(f), and on each applicable date referred to in Section 4.08 hereof that is on or prior to such Issuance Date or Settlement Date, as the case may be, the independent registered public accounting firm who has audited the financial statements of the Company or any other entity or business included or incorporated by reference in the Registration Statement shall have furnished to the Sales Agents a letter of the sort contemplated by Section 4.08, dated such applicable date, in form and substance satisfactory to the Sales Agents to the effect required by Section 4.08.

(h) No Defaults. Upon execution and delivery of this Agreement and immediately after consummation of the proposed sale of the Common Shares to the Sales Agents, none of the Company nor any of the Material Subsidiaries shall be in default under (whether upon the passage of time, the giving of notice or both) its organizational or other governing documents, or any provision of any security issued by the Company or any of its Material Subsidiaries, or of any agreement, instrument, indenture, mortgage, deed of trust or other undertaking to which the Company or any of its Material Subsidiaries is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Material Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.

(j) Maximum Issuance Amount. In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (i) the sum of (x) the requested Issuance Amount, plus (y) the number of Common Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount.

(k) Counsel Letter. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to the Sales Agents, shall have furnished to the Sales Agents their written opinions, dated the Closing Date and each applicable date referred to in Section 4.07 that is on or prior to such Issuance Date or Settlement Date, as the case may be, to the effect required by Section 4.07.

(l) Officers’ Certificate. The Company shall have furnished or caused to be furnished to the Sales Agents an officers’ certificate executed by one of the Authorized Officers specified in Section 2.01(c), dated the Closing Date and each applicable date referred to in Section 4.09(a) that is on or prior to such Issuance Date or Settlement Date, as the case may be, as to the matters specified in Section 2.02(a-b).

(m) Other Documents. On the Closing Date and prior to each Issuance Date and Settlement Date, the Sales Agents and their counsel shall have been furnished with such documents as they may reasonably require in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Sales Agents and their counsel.

Section 5.02 Documents Required to be Delivered on each Issuance Date. The obligation of the Sales Agents to sell Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to the Sales Agents on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to the Sales Agents, executed by an Authorized Officer of the Company, to the effect that all conditions precedent to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 5.03 Suspension of Sales. The Company or the Sales Agents may, upon notice to the other party in writing or by telephone (confirmed immediately by verifiable facsimile transmission or e-mail), suspend any sale of Common Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair the obligations of the parties with respect to any Common Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against the Sales Agents unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule may be amended from time to time. The Sales Agents agree that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Sales Agent, its officers, directors, employees and agents, and each Person, if any, who controls such Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which such Sales Agent, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares (including a Free Writing Prospectus), or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information provided by such Sales Agent furnished in writing to the Company by the Sales Agent expressly for use therein where it is understood and agreed that as of the date of this Agreement the only written information furnished to the Company by the Sales Agents is the legal and marketing names of the Sales Agents as included on the front cover page and the back cover page of the Prospectus Supplement, and the Company shall reimburse such Sales Agent, its officers, directors, employees and agents and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such losses, claims, damages or liabilities, or any action or proceeding, arise out of or are based upon an untrue statement or omission contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment thereto, if (x) such untrue statement or omission or alleged untrue statement or omission is corrected in an amendment or supplement to such prospectus and (y) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, such Sales Agent thereafter fails to deliver such prospectus as so amended or supplemented (in such cases where such Sales Agent is legally required to deliver a prospectus) prior to the transaction giving rise to the claims from which such losses, claims, damages or liabilities, or action or proceeding arise.

Section 6.02 Indemnification by the Sales Agents. Each Sales Agent agrees severally, and not jointly, to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares (including a Free Writing Prospectus), or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information provided by such Sales Agent furnished in writing to the Company by such Sales Agent expressly for use therein, where it is understood and agreed that as of the date of this Agreement the only written information furnished to the Company by the Sales Agents is the legal and marketing names of the Sales Agents as included on the front cover page and the back cover page of the Prospectus Supplement, and such Sales Agent shall reimburse the Company, its officers, directors, employees and agents, and each controlling Person of the Company for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.03 Conduct of Indemnification Proceedings. As promptly as reasonably practicable after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, (c) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person, or (d) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04 Contribution.

(a) If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and the relevant Sales Agent, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand and the relevant Sales Agent on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of the relevant Sales Agent in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by the relevant Sales Agent, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by the relevant Sales Agent in respect thereof. The relative fault of the Company, on the one hand, and of the relevant Sales Agent, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by the relevant Sales Agent on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The Company and each Sales Agent agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, the relevant Sales Agent shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04 each officer, director, employee and agent of the relevant Sales Agent, and each Controlling Person, shall have the same rights to contribution as such Sales Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and the relevant Sales Agent under this Article VI shall be in addition to any liability that the Company and the relevant Sales Agent may otherwise have.

ARTICLE VII

TERMINATION

Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02 Termination by the Sales Agents.

(a) The Sales Agents may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Days’ notice if any of the following events shall occur:

(i) The Company or any Material Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(ii) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any Material Subsidiaries;

(iii) The Company shall fail to maintain the listing of the Common Stock on the Principal Market; or

(iv) Subsequent to the date hereof, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Sales Agents shall have the right, by giving written notice as hereinafter specified to terminate this Agreement, in their sole discretion, at any time.

Section 7.03 Termination by the Company. The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (1) any investigation made by or on behalf of any Sales Agent and its officers, directors, employees and agents and any Controlling Persons, (2) delivery and acceptance of the Common Shares and payment therefor or (3) any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with the Sales Agents prior to making such disclosures, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties. The Company may disclose the results of any Issuance, including the Issuance Price and number of shares of Common Stock issued pursuant to an Issuance, in a press release, quarterly report on Form 10-Q or annual report on Form 10-K, and the Company may provide oral updates of such previously publicly disclosed information to investors and/or stockholders without the prior written approval of the Sales Agents.

Section 9.02 Expenses. The Company covenants and agrees with the Sales Agents that the Company shall pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and all other amendments and supplements thereto and the mailing and delivering of copies thereof to the Sales Agents and the Principal Market; (b) the Sales Agents’ reasonable documented out-of-pocket expenses, including the reasonable fees, disbursements and expenses of counsel for the Sales Agents (including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey), in connection with this Agreement and the Registration Statement and ongoing services in connection with the transactions contemplated hereunder; (c) the cost (other than those expenses described in clause (b) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, sale and delivery of the Common Shares; (d) all filing fees and expenses (other than those expenses described in clause (b) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (e) the cost of preparing the Common Shares; (f) the fees and expenses of any transfer agent of the Company; (g) the cost of providing any CUSIP or other identification numbers for the Common Shares; (h) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the Principal Market and any filing fees incident to any required review by the Financial Industry Regulatory Authority of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for the Sales Agents), and (i) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. The Company will not bear any costs or expenses of the Sales Agents with respect to each Sales Agent’s obligation to deliver shares of Common Stock to any Person.

Section 9.03 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, facsimile or e-mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice:

(a) if to the Company to: Southwest Gas Holdings, Inc., 8360 S. Durango Drive, P.O. Box 98510, Las Vegas, Nevada 89193-8510, Attention Kenneth J. Kenny, Vice President/Finance/Treasurer; Facsimile No. 702-364-3452, e-mail ken.kenny@swgas.com, with a copy (which shall not constitute notice) to: Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105-2482, Attention: Brandon C. Parris, Facsimile No. 415-268-7522, e-mail bparris@mofo.com;

(b) if to BNYMCM, BNY Mellon Capital Markets, LLC, 240 Greenwich Street, 3rd Floor, New York, NY 10286, Attention: Equity Capital Markets, Daniel Klinger; Facsimile No. 212-815-6403, e-mail dan.klinger@bnymellon.com, with a copy to Attention: Operations Department; Facsimile No. 724-540-6311, e-mail bnymcmfiops@bnymellon.com, with an additional copy (which shall not constitute notice) to: Ballard Spahr LLP, 1980 Festival Plaza Drive, Suite 900, Las Vegas, Nevada 89135, Attention: Robert C. Kim, Facsimile No. 702-471-7070, e-mail kimr@ballardspahr.com; and

(c) if to JPM, J.P. Morgan Securities LLC, 383 Madison Avenue, 7th Floor, New York, New York 10179, to the attention of Special Equities Group, Stephanie Little, stephanie.y.little@jpmorgan.com, with an additional copy (which shall not constitute notice) to: Ballard Spahr LLP, 1980 Festival Plaza Drive, Suite 900, Las Vegas, Nevada 89135, Attention: Robert C. Kim, Facsimile No. 702-471-7070, e-mail kimr@ballardspahr.com.

Except as otherwise provided in this Agreement, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, confirmed facsimile or e-mail. Notice otherwise sent as provided herein shall be deemed given on the third (3rd) business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts or of any preceding or succeeding obligations or acts.

Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or the Sales Agents. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09 Titles and Headings. Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11 Waiver of Jury Trial. The Company and the Sales Agents each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission or by an e-mail that contains a portable document format (.pdf) file of an executed signature page.

Section 9.13 Adjustments for Stock Splits, etc. The parties acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

Section 9.14 No Fiduciary Duty. The Company acknowledges and agrees that each Sales Agent is acting in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of offering) and not as a financial advisor, trustee or fiduciary to, or as agent (except on the terms expressly set forth herein) of, the Company or any other person and will not claim that such Sales Agent is acting in any such capacity in connection with the offering of the Common Shares contemplated hereby. Additionally, neither Sales Agent is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Common Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and each Sales Agent shall have no responsibility or liability to the Company with respect thereto. Any review by any Sales Agent of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Sales Agent and shall not be on behalf of the Company.

Section 9.15 Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Sales Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Sales Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and any such interest and obligation were governed by the laws of the United States or a state of the United States.

(b) In the event that any Sales Agent that is a Covered Entity or a BHC Act Affiliate of such Sales Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement or any Terms Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement or any Terms Agreement were governed by the laws of the United States or a state of the United States.

(c) As used in this Section 9.15:

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii) “Covered Entity” means any of the following: (1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “U.S. Special Resolution Regime” means each of (1) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (2) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

SOUTHWEST GAS HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Kenneth J. Kenny
Name: Kenneth J. Kenny
Title: Vice President/Finance/Treasurer

BNY MELLON CAPITAL MARKETS, LLC

By:	/s/ Daniel Klinger
Name: Daniel Klinger
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Stephanie Little
Name: Stephanie Little
Title: Executive Director

EXHIBIT A

ISSUANCE NOTICE

[Date]

BNY Mellon Capital Markets, LLC

240 Greenwich Street, 3rd Floor

New York, NY 10286

Facsimile No.: 212.815.6403

Attn: Daniel Klinger

J.P. Morgan Securities LLC

383 Madison Avenue, 7th Floor

New York, New York 10179

Facsimile No.: ____________

Attn: Stephanie Little

Reference is made to the Sales Agency Agreement between Southwest Gas Holdings, INC., a Delaware corporation, BNY Mellon Capital Markets, LLC, a registered broker-dealer organized under the laws of Delaware, and J.P. Morgan Securities LLC, a registered broker-dealer organized under the laws of Delaware, dated as of April 8, 2021. The Company (as defined in the above-referenced Sales Agency Agreement) confirms that all conditions precedent to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):	Second (2nd) Trading Day after each sale

Issuance Amount:

Floor Price Limitation (adjustable by the Company during the Selling Period, but not less than $1.00)	$ ________ per share

SOUTHWEST GAS HOLDINGS, INC.,

a Delaware corporation

By:
Name:

Title: Chief Executive Officer, President, Chief Financial Officer, Vice

President/Finance/Treasurer, Corporate Secretary, or Assistant Corporate Secretary

EXHIBIT B-1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

B-1-1

EXHIBIT B-2

[LETTERHEAD OF SOUTHWEST GAS HOLDINGS, INC.]

B-2-1

SCHEDULE 1

SALES AGENT (BNYMCM)

Name:	Telephone Number:	E-mail:

SALES AGENT (JPM)

Name:	Telephone Number:	E-mail:

EQ Shareowner Services

Name:	Telephone Number:	E-mail:

Southwest Gas Holdings, Inc.

Name:	Telephone Number:	E-mail:

Schedule 1

SCHEDULE 2

Southwest Gas Corporation

Carson Water Company

Centuri Group, Inc.

Oil & Gas Division LLC

NPL Construction Co.

Southwest Gas Utility Group, Inc.

Centuri Oil & Gas Group LLC

Centuri U.S. Division, Inc.

Schedule 2